UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

CVR Energy, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

12662P 10 8

(CUSIP Number)

October 22, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Coffeyville Acquisition LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Kelso Investment Associates VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Kelso GP VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Kelso GP VII, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons KEP VI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Philip E. Berney

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Frank K. Bynum, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons James J. Connors, II

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Michael B. Goldberg

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Frank J. Loverro

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons George E. Matelich

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Church M. Moore

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Frank T. Nickell

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Stanley de J. Osborne

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons David I. Wahrhaftig

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 12662P 10 8

1.	Names of Reporting Persons Thomas R. Wall, IV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 31,433,360

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 31,433,360

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,433,360

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 36.5%

12.	Type of Reporting Person (See Instructions) IN

Amendment No. 1 to Schedule 13G

The Schedule 13G (the “Schedule”) filed by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Church M. Moore, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV on January 24, 2008 is hereby amended and supplemented as set forth below in this Amendment No. 1 to the Schedule (the “Amendment”).  The Amendment is being filed to provide disclosure in Item 8 of the Schedule.

Item 8.	Identification and Classification of Members of the Group

Both Kelso Investment Associates VII, L.P. (“KIA VII”) and KEP VI, LLC (“KEP VI”, and together with KIA VII, the “Kelso Funds”) are members of Coffeyville Acquisition LLC.  The Kelso Funds own over 95.78% of the interests of Coffeyville Acquisition LLC.  Coffeyville Acquisition LLC is a party to a Stockholders Agreement, dated as of October 16, 2007, by and among CVR Energy, Inc. (the “Company”), Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.

The Stockholders Agreement  provides that each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC have the right to appoint two members to the Company's board of directors and requires the parties to vote their Common Stock for directors that are designated in accordance with the provisions of the Stockholders Agreement.  The Stockholders Agreement also contains certain provisions relating to tag-along rights among the parties.  The aggregate number of shares of Common Stock beneficially owned collectively by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC based on available information is 62,866,720, which represents approximately 73% of the outstanding Common Stock. The share ownership reported for Coffeyville Acquisition LLC and the Kelso Funds does not include any shares owned of record, or deemed beneficially owned, by the other parties to the Stockholders Agreement, except to the extent already described in this Schedule 13G.  Coffeyville Acquisition LLC, each of the Kelso Funds and each other reporting person under this Schedule 13G disclaims beneficial ownership of any shares of Common Stock owned of record, or deemed beneficially owned, by the other parties to the Stockholders Agreement or any of their members, stockholders or affiliates, except to the extent already described in this Schedule 13G.

Item 10.	Certification

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

COFFEYVILLE ACQUISITION LLC
Signature:	*
By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*
By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	*

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

*By:
Name:	James J. Connors, II
Attorney-in-fact**

**The Powers of Attorney filed with the Securities and Exchange Commission with (i) the Form 3s, dated October 22, 2007 in respect of the securities of CVR Energy, Inc. by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr.,  James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV., and (ii) the Form 3 dated December 19, 2007 in respect of the securities of CVR Energy, Inc. by Church M. Moore are hereby incorporated by reference.

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: February 14, 2008

COFFEYVILLE ACQUISITION LLC
Signature:	*
By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:*	*
By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	*

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

*By:
Name:	James J. Connors, II
Attorney-in-fact